Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-138919, 333-138889, 333-134574, 333-128017, 333-124461, 333-116659, 333-110716, 333-110715, 333-107288, 333-102577, 333-85658, and 333-87180) and on Form S-8 (File Nos. 333-144258, 333-139878, 333-128937, 333-67392, 333-74032, 333-85402, 333-90530, 333-106996 and 333-106994) of Inverness Medical Innovations, Inc. of our report dated June 13, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Cholestech Corporation’s Annual Report on Form 10-K for the year ended March 30, 2007, which is incorporated by reference in this current report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
San Jose, California
July  20, 2007